Exhibit 5.1

Suite 400 – 570 Granville Street Vancouver, BC V6C 3P1 CANADA Telephone: (604) 689-1022 Facsimile: (604) 681-4760	CORPORATE AND SECURITIES LAWYERS

Reply Attention of: Direct Telephone: Email: Our File No:	William L. Macdonald (604) 648-1670 wmacdonald@wlmlaw.ca 10-130-1

August 18, 2011

Secure Luggage Solutions Inc.
2375 East Camelback Road, 5th Floor,
Phoenix, AZ, 85016

Dear Sirs:

Re:	Common Stock of Secure Luggage Solutions Inc. Registered on Form S-1, filed on June 10, 2011

We have acted as counsel to Secure Luggage Solutions Inc. (the “Company”), a corporation incorporated under the laws of the State of Delaware, in connection with the filing, on June 10, 2011, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 10,170,000 shares of the Company’s common stock, consisting of:

1.	7,000,000 shares of common stock for sale by the Company (the “Primary Offering Shares”); and

2.	3,170,000 shares of common stock for resale by certain selling shareholders named in the Registration Statement (the “Secondary Offering Shares”).

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

1.	the Primary Offering Shares will, when sold, be legally issued, fully paid and non-assesable; and

2.	the Secondary Offering Shares are legally issued, fully paid and non-assesable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation.  This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Delaware law, including the statutory provisions, all applicable provisions

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.

P a g e | 2 Secure Luggage Solutions Inc. August 18, 2011	CORPORATE AND SECURITIES LAWYERS

of the Delaware Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

W.L. MACDONALD LAW CORPORATION

Ss “W.L. MACDONALD LAW CORPORATION”

1210 – 777 Hornby Street, Vancouver, BC V6Z 1S4  Canada    Tel:  (604) 689-1022     Fax:  (604) 681-4760
Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.